Exhibit 23.2

We consent to the incorporation by reference in this Registration Statement of Chanson International Holding on Form F-1 of our report dated May 1, 2023, with respect to our audit of the consolidated financial statements of Chanson International Holding as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Chanson International Holding for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs llp

New York, New York

August 22, 2024